UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   April 19, 2007

THE BLACK & DECKER CORPORATION
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	1-1553 (Commission File Number)	52-0248090 (IRS Employer Identification No.)

701 East Joppa Road, Towson, Maryland (Address of principal executive offices)	21286 (Zip Code)

Registrant's telephone number, including area code   410-716-3900

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] [ ] [ ] [ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02     DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

In connection with its review of Nolan D. Archibald’s base salary, on April 19, 2007, the Corporation’s Board of Directors (the “Board”) approved a compensatory arrangement under which Mr. Archibald, the Chairman, Chief Executive Officer, and President of the Corporation, would receive a payment based on the Corporation’s performance during 2007. Under this arrangement, Mr. Archibald would be entitled to an amount ranging from $262,500 to $750,000 depending on the Corporation’s performance against certain performance targets based on return on capital employed and earnings per share that were established by the Board. If the Corporation does not achieve the minimum performance target established by the Board, Mr. Archibald will not receive a payment under this arrangement. A payment under this arrangement would be in addition to any amount payable to Mr. Archibald under The Black & Decker Executive Annual Incentive Plan (the “EAIP”). When approving this compensatory arrangement, the Board noted that Mr. Archibald had not received a salary increase since April 2004 despite the Corporation’s performance during the same time period. Further, this arrangement, as opposed to a salary increase, more closely aligns Mr. Archibald’s compensation with the Corporation’s performance and increases the percentage of Mr. Archibald’s total compensation opportunity that is performance-based.

The terms of Mr. Archibald’s employment agreement are described in the Corporation’s Proxy Statement relating to the 2007 Annual Meeting of Stockholders that was filed with the SEC on March 12, 2007 (the “2007 Proxy Statement”). Under that agreement and as described on pages 38 and 39 of the 2007 Proxy Statement, Mr. Archibald would be entitled to a severance payment upon the termination of his employment by the Corporation without cause or by him with good reason. For purposes of determining the amount of this severance payment, the “EAIP maximum payment” means the maximum payments that Mr. Archibald could have received under the EAIP and the compensatory arrangement approved by the Board on April 19, 2007 if all performance goals that would have entitled Mr. Archibald to the maximum payments are met or exceeded.

On April 19, 2007, the Corporation’s Board of Directors approved modifications to the compensation of non-employee directors by amending the Corporation’s Corporate Governance Policies and Procedures Statement, which is filed as Exhibit 99.1 to this Report and is incorporated herein by reference. As a result of this increase, non-management directors will receive an annual retainer of $220,000, consisting of shares of common stock with a value of $110,000 under The Black & Decker Non-Employee Directors Stock Plan (the “Directors Stock Plan”) and $110,000 in cash. Directors have the option to receive all or any part of the cash portion of the annual retainer in shares of common stock or to defer all or a portion of their cash and stock fees in the form of “phantom shares.” A director who elects to defer all or any part of the cash portion of the annual retainer in the form of phantom shares will be credited with shares of common stock having a fair market value (as defined in the Directors Stock Plan) equal to 120% of the amount of cash deferred. In connection with the increase in the annual compensation of non-employee directors, the Board increased the stock ownership requirement for non-employee directors to $220,000.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit 99.1    The Black & Decker Corporation Corporate Governance Policies and Procedures Statement, as amended.

THE BLACK & DECKER CORPORATION

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BLACK & DECKER CORPORATION By: /s/ CHARLES E. FENTON Charles E. Fenton Senior Vice President and General Counsel

Date: April 25, 2007